EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to Registration Statement No. 33-1121 on Form N-1A of our report dated May 18, 2006, relating to the financial statements and financial highlights of Eaton Vance Investment Trust (the "Trust"), including Eaton Vance National Limited Maturity Municipals Fund appearing in the Annual Report of Form N-CSR of the Trust for the fiscal year ended March 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

July 27, 2006 Boston, Massachusetts